NEWS RELEASE ©2023 U. S. Steel. All Rights Reserved www.ussteel.com CONTACTS: Arista Joyner Manager Financial Communications T – (412) 433-3994 E – aejoyner@uss.com Kevin Lewis Vice President Finance T – (412) 433-6935 E – klewis@uss.com FOR IMMEDIATE RELEASE Alicia J. Davis Elected to U. S. Steel Board of Directors PITTSBURGH, February 28, 2023 – United States Steel Corporation (NYSE: X) (“U. S. Steel”) announced today that Alicia J. Davis has been elected to the Company’s Board of Directors, effective March 1, 2023. Ms. Davis is Chief Strategy Officer at Lear Corporation, a global automotive supplier of seating and electrical distribution and electronic systems. In this role, Ms. Davis leads the Corporate Strategy group, which helps develop and drive Lear’s global strategy and executes value-enhancing acquisitions, divestitures and strategic investments. From 2018 to 2021, Ms. Davis progressed through a variety of positions at Lear, including Senior Vice President, Strategy and Corporate Development, Senior Vice President, Corporate Development and Investor Relations, and Vice President of Investor Relations. Before joining Lear Corporation, Ms. Davis was on the faculty at the University of Michigan Law School, where she served as a tenured professor, a position she still holds via dry appointment, and the Associate Dean for Strategic Initiatives. She also served as an Associate and later Of Counsel at Kirkland & Ellis LLP, Vice President at Raymond James & Associates, and an Analyst at Goldman Sachs. Ms. Davis received a bachelor’s degree in business administration from Florida A&M University, a Juris Doctor from Yale Law School, and an MBA from Harvard Business School. ###

©2023 U. S. Steel. All Rights Reserved NEWS RELEASE www.ussteel.com 2023- 007 Founded in 1901, United States Steel Corporation is a leading steel producer. With an unwavering focus on safety, the Company’s customer-centric Best for All® strategy is advancing a more secure, sustainable future for U. S. Steel and its stakeholders. With a renewed emphasis on innovation, U. S. Steel serves the automotive, construction, appliance, energy, containers, and packaging industries with high value- added steel products such as U. S. Steel’s proprietary XG3® advanced high-strength steel. The Company also maintains competitively advantaged iron ore production and has an annual raw steelmaking capability of 22.4 million net tons. U. S. Steel is headquartered in Pittsburgh, Pennsylvania, with world- class operations across the United States and in Central Europe. For more information, please visit www.ussteel.com.